Pricing Supplement dated July 24, 1997                          Rule 424(b)(3)
(To Prospectus dated January 30, 1996 and                    File No. 33-65423
Prospectus Supplement dated January 30, 1996)


                      NATIONWIDE HEALTH PROPERTIES, INC.

                    Medium-Term Note, Series B - Fixed Rate
_______________________________________________________________________________

Face Amount:    $25,000,000                 Trade Date:   July 23, 1997
Issue Price:    100%                        Original Issue Date:  July 28, 1997
Interest Rate:  6.65%                       Net Proceeds to Issuer:  $24,875,000
Interest Payment Dates: April 1, October 1  Agent's Commission:  .50%
Regular Record Dates: March 17, September 16  Name of Agent: Merrill Lynch & Co.
Stated Maturity Date:  July 29, 2002         Agent acting in the capacity
Denominations (if other than                 indicated below:
$1000 and integral multiples                         [ ]   As Agent
thereof):         _______________                    [X]   As Principal



_______________________________________________________________________________

Day Count Convention:
      [X]   30/360 for the period fromJULY 28, 1997   to    July 29, 2002
      [ ]   Actual/360 for the period from            to
      [ ]   Actual/Actual for the period from         to
      [ ]   Other (see attached)                      to


Redemption:
      [X]   The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ]   The Notes may be redeemed prior to Stated Maturity Date.
            Initial Redemption Date:
            Initial Redemption Percentage:     %
            Annual Redemption Percentage Reduction:      % until Redemption
               Percentage is 100% of the Principal Amount.


Repayment:
      [X]   The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
            Optional Repayment Date(s):
            Repayment Price:      %


Original Issue Discount:[ ]  Yes    [X]  No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:


Form: [X]   Book-entry        [ ]   Certificated
                    _______________________________________

    GOLDMAN, SACHS & CO.                                 MERRILL LYNCH & CO.